ARTICLES OF INCORPORATION
                                       OF
                              ARENA RESOURCES, INC.

       The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of Nevada Revised Statutes, hereby adopts and acknowledges the following Articles of Incorporation.

                                    ARTICLE I
                                    ---------

                                      NAME
                                      ----

              The name of the corporation is Arena Resources, Inc.

                                   ARTICLE II
                                   ----------

                      RESIDENT AGENT AND REGISTERED OFFICE
                                       and
                            PRINCIPAL BUSINESS OFFICE
                            -------------------------

       The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Att. Richard Barrows, Attorney at Law, Wilson & Barrows, Ltd. 442 Court Street, Elko, Nevada, 89801. The corporation may, from time to time in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada. The initial principal place of business shall be at 4920 South Lewis Street, Suite 107, Tulsa, Oklahoma 74105.

                                   ARTICLE III
                                   -----------

                                  CAPITAL STOCK
                                  -------------

       Section 3.1 Authorized Shares. The corporation has a single class of authorized common stock and a single class of preferred shares which may be issued by the Board of Directors and which are described as follows:

                  One Hundred Million (100,000,000) common shares with a par value of one mil ($0.001) per share. Each common share, as issued, shall be entitled to one (1) vote per share, is nonassessable, and is not subject to recall.

                  Ten Million (10,000,000) Class "A" preferred shares, with a par value of one mil ($0.001) per share. The Class "A" preferred shares shall be non-voting and non- assessable, but may be made subject to recall or conversion by the Board of Directors. The Class "A" preferred shares, as issued, shall be entitled to priority over common shares in the payment of any dividends, such that no dividend may be paid upon common shares until any declared dividend is paid upon all preferred shares. The preferred Class "A" shares, as issued, will also

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                  have priority over common shares in the event of  dissolution.
                  Preferred Class "A" shares, as issued, shall also be entitled to any priority or rights now or hereafter provided for preferred shares under Nevada law, but shall be treated equally with any other class of preferred shares, except the Board of Directors may affix different interest rates to
                  different   classes  of  Preferred  Shares  and/or  rights  of
                  redemption or conversion. The Board shall determine interest, if any, payable on the preferred shares at the time of issuance, as well as any terms of redemption.

       Section 3.2 Consideration for Shares. The shares of the corporation's stock shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

       Section 3.3 Assessment of Stock. The shares of the corporation's stock, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

       Section 3.4 No Cumulative Voting. No stockholder of the corporation shall be entitled to cumulative voting of his shares.

       Section 3.5 No Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

                                   ARTICLE IV
                                   ----------

                             DIRECTORS AND OFFICERS
                             ----------------------

       Section 4.1 Number of Directors. The members of the governing board of the corporation are styled as directors. The number of directors may be changed to any odd number from time to time in such manner as shall be provided in the Bylaws of the corporation. Initially there shall be three directors.

       Section 4.2 First Board of Directors. The name and post office box or street address of the initial directors constituting the first Board of Directors, are as follows:

       NAME                                              ADDRESS

       Lloyd T. Rochford                         5 Clancey Lane South
                                                 Rancho Mirage, California 92270

       Stanley McCabe                            4920 South Lewis, #107
                                                 Tulsa, Oklahoma 74105

       Charles Crawford                          6423 South Quebec Avenue
                                                 Tulsa, Oklahoma 74135

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       Section 4.3 Limited  Liability of Directors and Officers.  No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for (a) acts or omissions which involve intentional or reckless misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes ss.78.300.

       Section 4.4 Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada and may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged act or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

         Section 4.5 Repeal and Conflicts. Any repeal or modification of Section
4.3 or 4.4 approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Section 4.3 or 4.4 and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Section 4.3 or 4.4, as the case may be, shall control.

                                    ARTICLE V
                                    ---------

                                    PURPOSES
                                    --------

       The corporation may engage in any lawful business or enterprise of any type in the State of Nevada or the world. The intended initial purpose shall be the acquisition, development, production and marketing of oil and gas and other natural resources. The Company may participate in the initial business or any other intended business by ownership and management, investment, joint venture, merger or other acquisition as the Board of Directors may determine at anytime.

                                   ARTICLE VI
                                   ----------

                               POWERS & PERPETUITY
                               -------------------

       The corporation shall have all powers conferred or implied under Nevada law or the laws of any jurisdiction where it may be qualified to conduct business. Specifically, and not in limitation of the foregoing general powers, the corporation, to achieve its purposes, may issue stock, borrow or lend money, engage in any joint venture, union of interest, merger, sell or acquisition of assets; or engage in any other transaction, enterprise or act in which a corporation may engage. The corporation shall have perpetual existence.

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                                   ARTICLE VII
                                   -----------

                                  INCORPORATOR
                                  ------------

       The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

       NAME                                             ADDRESS

       Lloyd  T. Rochford                        5 Clancey Lane South
                                                 Rancho Mirage, California 92270



       IN WITNESS WHEREOF, the sole incorporator has executed these Articles of Incorporation of Arena Resources, Inc., this day of August, 2000.


                                                      /s/ Lloyd T. Rochford
                                                      ---------------------
                                                          Lloyd T. Rochford

STATE OF CALIFORNIA    )
                         : ss
COUNTY OF __________   )

       On August, , 2000,  personally  appeared before me, a Notary Public, Loyd
T. Rochford, personally known (or proved) to me to be the person whose name is subscribed to the foregoing Articles of Incorporation of Arena Resources, Inc., as the incorporator and who acknowledged that he executed this instrument.


                                                 NOTARY PUBLIC

                                                 Residing at:___________________

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